CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On May 20, 2005, the Fund's Directors, upon the recommendation of the Audit Committee, appointed
Ernst &Young LLP (E&Y) as the
Fund's independent registered public accounting firm.
The Fund's previous independent registered public accounting firm, Deloitte &
Touche LLP (D&T) declined to stand for re-election.
The previous reports issued by D&T on the Fund's financial statements for the fiscal years ended November 30, 2003 and November
30, 2004, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's fiscal years ended November 30, 2003 and November 30, 2004: (i) there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-K under the
Securities Exchange Act of 1934, as amended.
As indicated above, the Fund has appointed E&Y as the independent registered public accounting firm to audit the Fund's financial statements for the fiscal year ended November 30, 2005. During the Fund's fiscal years ended November 30, 2003 and November 30, 2004, and the interim period commencing December 1, 2004 and ending May 20, 2005, neither the Fund nor anyone on its behalf has consulted E&Y on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)
(1) (v) of said Item 304).